UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2009

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On July 17, 2009, Sunesis Pharmaceuticals, Inc. (“Sunesis”) received notice from Johnson & Johnson Pharmaceutical Research & Development, LLC (“J&JPRD”) that it was exercising its right to terminate the collaboration agreement between Sunesis and J&JPRD covering the discovery, development and commercialization of small molecule inhibitors of Cathepsin S. Pursuant to the terms of the collaboration agreement, the agreement may be terminated by J&JPRD, without cause, upon one hundred eighty (180) days prior written notice to Sunesis. The termination of the collaboration agreement will be effective as of January 13, 2010.

The parties entered into the collaboration agreement on May 3, 2002, pursuant to which Sunesis was paid a non-refundable and non-creditable technology access fee and certain research funding in advance on a quarterly basis. The research term of the collaboration ended in December 2005 and Sunesis has not since received any further research funding from J&JPRD. The last payment Sunesis received from J&JPRD under the collaboration agreement was a milestone payment of $0.5 million in the first quarter of 2008.

Upon termination of the collaboration agreement by J&JPRD, all rights to the licensed compound revert to Sunesis, and Sunesis automatically receives an exclusive license under any relevant J&JPRD intellectual property reasonably required or useful for the exploitation of the licensed compound. In connection with the termination, Sunesis must pay J&JPRD a reverse royalty on net sales by Sunesis of products derived from the licensed compound under the terms as set forth in the collaboration agreement.

The above description of the J&JPRD collaboration agreement and the related amendments thereto is qualified in its entirety by reference to the collaboration agreement and the related agreements, copies of which were filed as Exhibits 10.30, 10.31 and 10.32 to Sunesis’ Registration Statement on Form S-1/A (File No. 333-121646) filed with the U.S. Securities and Exchange Commission on January 27, 2005 and Exhibit 10.33 to Sunesis’ Registration Statement on Form S-1/A (File No. 333-121646) filed with the U.S. Securities and Exchange Commission on April 29, 2005, and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: July 23, 2009
	By:	/s/ Daniel N. Swisher, Jr.
Daniel N. Swisher, Jr.
President and Chief Executive Officer